Exhibit 10.18

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this "Agreement"), is made by, between and among Joseph A. Cellura, Craig A. Fielding, Patrick Shuster, Todd Sherman, Consorteum Holdings, Inc., and Consorteum, Inc.

RECITALS:

1.	The parties to this Agreement have various disputes and claims against each other arising out of or in connection with their respective positions with, and actions taken or omitted to be taken for, Consorteum Holdings, Inc., Consorteum, Inc. and various other entities and persons named below in this Agreement.

2.	The parties acknowledge that the outcome of these disputes is uncertain, and that litigation of the disputes will be time consuming, and expensive, and will take years to conclude.

3.	The parties agree that it is not in the best interests of any of them to engage in protracted litigation of the disputes.

N 0 W, T H E R E F 0 R E, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION A

DEFINITIONS

"Affiliate" refers to a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with, the Person specified, for so long as such Person remains so associated to the specified Person. Control means, with respect to a specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt CSRH and Consorteum will not be deemed Affiliates of Cellura for any purposes under this Agreement.

"Agreement" refers to this Settlement and Release Agreement

"BA" refers to Bank of America.

"Cellura" refers to Joseph Cellura and his heirs, successors and assigns, privies, executors, administrators, legatees, and distributes, attorneys, insurers, employees and agents, past or present.

"Consorteum" refers to Consorteum, Inc., and its shareholders, predecessors, successors, parents, subsidiaries, and affiliates, and their respective directors, officers, management committee members, attorneys, insurers, employees and agents, past or present.

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"CSRH" refers to Consorteum Holdings, Inc., and its shareholders, predecessors, successors, parents, subsidiaries, and affiliates, and their respective directors, officers, management committee members, attorneys, insurers, employees and agents, past or present.

"Disputes" refers to any and all claims, counterclaims , cross claims, third-party claims by any Party against any other Party arising out of, in connection with, under or related to CSRH, Consorteum, Cellura, Fielding, their Affiliates, and any executed and closed or potential and unconsummated transaction by and among any of the foregoing beginning on and after March 1, 2011, and continuing through and including the Effective Date.

"Effective Date" refers to the date on which this Agreement becomes effective, which date shall be the date on which this Agreement is signed by all parties.

"Fielding" refers to Craig A. Fielding, and his heirs, successors and assigns, privies, executors, administrators, legatees, and distributes, attorneys, insurers, employees and agents, past or present.

"Ghiselli Brothers" refers to Michael and Steven Ghiselli.

"Joseph R. Cellura" in both his individual and official capacity of any. "Todd Sherman" in both his individual and official capacity of any. "Patrick Shuster" in both his individual and official capacity of any.

"Governmental Authority": Any nation or government, any state or other political subdivision thereof , and any entity exercising executive, legislative , judicial, regulatory or administrative functions of or pertaining to government.

"MEXI" refers to Media Exchange Group, Inc. and its shareholders, predecessors, successors, parents, subsidiaries, and affiliates, and their respective directors, officers, attorneys, insurers, employees and agents, past or present.

"MEXI Note holders" refers collectively to the holders of MEXI Notes the obligations for payment of which were assumed by CSRH pursuant to an agreement dated as of June 6. 2011 by and among CSRH and MEXI.

"Parties" refers collectively to all parties to this Agreement.

"Person": Any natural person, corporation, partnership, joint venture, trust, incorporated organization , limited liability company, other form of business or legal entity or Governmental Authority.

"Signature Page" refers to the signature page is last page containing a signature of signatures of the parties.

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SECTION B

SETTLEMENT TERMS

1.       Mr. Cellura agrees, upon his separation to turn over all relevant documents related to any financing or other transaction which was entered into by or on behalf of the Company and confirm such agreements with the auditor as necessary to enable the Company to complete its 1OK filing on or before October 23, 2012.

2.       Mr. Cellura shall withdraw any confirms against the Company for funds deposited into accounts not connected with Consorteum Holdings. Specifically, Mr. Cellura will withdraw his claims for amounts deposited by Mike or Steve Ghiselli into accounts not under the direct control of Consorteum Holdings. The $1.785 million dollars initially confirmed shall be adjusted to the figure previously disclosed by the Company to the Company's accountants which now totals approximately $350,000 for 2012. All of these deposits were made into Company accounts in 2012, of which convertible notes have previously been issued. In addition Mr. Cellura shall withdraw his confirmations for funds deposited into Malibu Entertainment Group Inc.

3.       The Company shall continue to carry the MEXI note holder's debt acquired during the MEXI acquisition agreement as disclosed by the 8K filing in July 2011.

4.       Mr. Cellura shall provide a signed convertible note in the amount of $45,000 convertible at $0.025 /share in the name of Judith Beatty to the Company and work with Mrs. Beatty to confirm the same with the auditor no later than Monday October 22, 2012.

5.       Mr. Cellura shall confirm the accrued salary in the amount of $46,000 to the auditors no later than Monday October 22, 2012. Mr. Cellura shall withdraw the confirmation for $199,990 previously sent to the auditors including but not limited to the confirmation for lost opportunity funding with Steve Chop, legal fees to Attorney Douglas R. Dollinger and expenses at the London Hotel.

6.       Mr. Cellura agrees for himself and for Game2 Mobile to withdraw the complaint with prejudice filed in the Southern District of New York and drop any legal action pending or contemplated against the Company or its officers, directors or agents.

7.       The parties to the foregoing action as described above ("7") shall agree to refrain from any future disparaging remarks concerning either Mr. Cellura and/or the officers, directors or agents of the Companies- Consorteum Holdings and/or Game2Mobile.

8.       The parties to the foregoing action as described above ("6") shall provide mutual general releases to one another.

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In recognition of this agreement and the terms of the Separation and Settlement Agreement Points, the Parties hereto affix their signatures below.

Dated: October 21, 2012

Consorteum Holdings, Inc.

/s/ Craig A. Fielding

Craig A. Fielding, CEO

Consorteum, Inc.

/s/ Craig A. Fielding

John Osborne, CEO

Game2Mobile Inc.

/s/ John Osborne

Joseph R. Cellura

/s/ Joseph R. Cellura

Patrick Shuster

/s/Patrick Shuster

Craig Fielding

/s/ Craig A. Fielding

Todd Sherman – Under Separate Agreement

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